Exhibit 2.2

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Stockholders Agreement”) is made and entered into as of July 14, 2004, by and among Neurobiological Technologies, Inc., a Delaware corporation (“Parent”), Empire Acquisition Corp., a Delaware corporation (“Merger Sub”), and each of the persons or entities listed on EXHIBIT A hereto (each a “Stockholder” and collectively the “Stockholders”) and Biotechnology Value Fund, L.P. (the “Stockholder Representative”). This Stockholders Agreement is being entered into in connection with that certain Agreement and Plan of Reorganization, dated as of the date hereof, (the “Merger Agreement”) by and among Parent, Merger Sub and Empire Pharmaceuticals, Inc. (the “Company”). Unless otherwise provided herein, all capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement.

RECITALS

A. The Company’s stockholders have unanimously approved the Merger Agreement and the transactions contemplated thereby;

B. In connection with and as an inducement for Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have entered into this Stockholders Agreement in order to (i) individually and not jointly make certain representations and warranties to Parent and Merger Sub, and (ii) appoint the Stockholder Representative to act as attorney-in-fact for the Stockholders to (A) pursue and resolve any claims the Stockholders may have pursuant to this Stockholders Agreement and (B) to respond to and resolve any claims Parent or Merger Sub may have pursuant to this Stockholders Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, individually and not jointly, represents and warrants to Parent and Merger Sub as follows:

1.1 Ownership of Shares. Such Stockholder owns of record that number of shares of capital stock of the Company listed opposite such Stockholder’s name on EXHIBIT A hereto, free and clear of all Encumbrances, and has good and valid title to such shares. Except as set forth on EXHIBIT A, such Stockholder has no right to acquire additional shares of capital stock of the Company, including, without limitation, upon the exercise of options or warrants or through the conversion of any debt or equity security of the Company.

1.2 Authority of the Company Stockholders. Such Stockholder has the right and all necessary power and authority to enter into this Stockholders Agreement, to approve the

Merger Agreement and the transactions contemplated thereby, to consummate the transactions contemplated hereby and to perform his, her or its obligations hereunder, without obtaining the approval or consent of any other Person. This Stockholders Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Stockholders Agreement, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

1.3 Investment Representations. Such Stockholder acknowledges that it is aware that the Stock Consideration has not been registered under the Securities Act or any applicable state securities laws. Such Stockholder agrees not to transfer any of the Stock Consideration in violation of the provisions of any applicable federal or state securities laws. Such Stockholder represents that he, she or it is familiar with Rule 144 and Rule 145 promulgated by the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Stockholder understands that the offering and sale of the Stock Consideration is intended to be exempt from registration under the Securities Act, by virtue of the private placement exemption provided by 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, based, in part, upon such Stockholder’s representations, warranties and agreements contained in this Stockholders Agreement, and Parent may rely on such representations, warranties and agreements in connection therewith. Such Stockholder agrees that he, she or it will be acquiring his, her or its respective portion of the Stock Consideration for his, her or its own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of such Stock Consideration except in compliance with the Securities Act and this Stockholders Agreement. Such Stockholder represents that by reason of his, her or its business and financial experience he, she or it has knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment. The financial condition and investments of such Stockholder is such that such Stockholder is in a financial position to hold his, her or its respective portion of the Stock Consideration for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, the investment in his, her or its portion of the Stock Consideration. Such Stockholder has carefully examined the Merger Agreement and all exhibits and schedules thereto. Such Stockholder acknowledges that Parent has made available all documents and information that such Stockholder has requested relating to Parent and Merger Sub and has provided answers to all of such Stockholder’s questions concerning Parent, Merger Sub and/or the Stock Consideration.

ARTICLE II

INDEMNITY BY PARENT AND MERGER SUB

2.1 Indemnification

(a) Indemnification Obligations. Subject to Section 2.1(b), from and after the Effective Time, Parent and Merger Sub shall indemnify, defend and hold harmless the Stockholders and their respective heirs, successors and assigns (the “Indemnified Parties”) harmless from and against any and all actual claims, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any claim) (collectively, “Damages”) to the extent caused by, resulting from, arising from or relating to:

(i) any breach of any representation or warranty made by Parent or the Merger Sub in the Merger Agreement or in any certificate delivered by Parent or Merger Sub pursuant to or in connection with the Merger Agreement; and

(ii) the breach or failure by Parent or Merger Sub to perform any covenant or obligation of Parent or Merger Sub contained in the Merger Agreement, except that the parties agree that this indemnification obligation shall not apply to actions or omissions of Parent or Merger Sub under Article IX of the Merger Agreement, for which the Stockholders, as third-party beneficiaries under the Merger Agreement, shall have such remedies as are generally available under law and equity;

provided that the term “Damages” as used in this Stockholders Agreement shall not include special, indirect or consequential damages (including lost profits) or any right to obtain punitive damages (except in the case of fraud or intentional misrepresentation).

This Stockholders Agreement shall constitute the sole and exclusive remedy of the Indemnified Parties for all claims, liabilities, losses, damages, costs and expenses that are caused by, result from, arise from or relate to clauses (i) and (ii) above.

(b) Limitation on Indemnification Obligations, The obligations of Parent and Merger Sub under Section 1(a) above shall be subject to the following limitations:

(i) Subject to paragraph (iv) below, no Indemnified Party shall be entitled to recover under this Stockholders Agreement with respect to the breach of a representation or warranty by Parent or Merger Sub unless a claim has been asserted by a Stockholder Claim Notice (as defined below) delivered to Parent on or prior to end of the survival period of the applicable representation or warranty.

(ii) Subject to the provisions of paragraphs (iv) below, and notwithstanding anything to the contrary herein contained, Parent and Merger Sub shall not be obligated hereunder with respect to any Damages until such time as the Damages asserted by the Indemnified Party in the aggregate exceed $25,000 (the “Threshold”), at which time all Damages shall be recoverable (except as limited by the other provisions of this Stockholders Agreement);

(iii) Subject to the provisions of paragraph (iv) below, and notwithstanding anything to the contrary herein contained, Parent and Merger Sub shall not be obligated hereunder with respect to any Damages to the extent that such Damages exceed the aggregate value of the Stock Consideration, valued based on the Trading Price.

(iv) Notwithstanding anything to the contrary herein contained, the limitations contained in this Section 2.1(b) shall not apply to any claims, liabilities, losses, damages, costs and expenses to the extent that such claims, liabilities, losses, damages, costs and expenses are a result of fraud or intentional misrepresentation by Parent or Merger Sub.

2.2 Indemnification Claims. In the event that, and from time to time as, the Stockholder Representative determines that one or more of the Indemnified Parties has a claim of indemnification pursuant to Section 2.1 (a “Stockholder Claim”), he shall provide a notice to Parent (a “Stockholder Claim Notice”) of such Stockholder Claim (whether liquidated or unliquidated), stating the amount of Damages relating thereto and a detailed description of the facts upon which the Stockholder Claim is based. Unless Parent or Merger Sub disputes the Stockholder Claim as described in Section 2.3 below, Parent or Merger Sub shall promptly deliver to the Indemnified Party or Parties by check or wire transfer funds in the amount of such Indemnified Party’s or Parties’ Damages as set forth in the Stockholder Claim Notice and, in any case, Parent or Merger Sub shall promptly deliver to the Indemnified Party or Parties by check or wire transfer funds in such amounts that are not disputed pursuant to Section 2.3.

2.3 Dispute of Claim.

(a) Parent shall have the right to dispute, in whole or in part, any Stockholder Claim within thirty (30) Business Days after delivery to Parent of a Stockholder Claim Notice. Such dispute shall be made by delivering within such period to the Stockholder Representative a notice (a “Parent Objection Notice”) that Parent disputes, in whole or in part, the matters set forth in the Stockholder Claim Notice either with respect to the validity or the amount of the Stockholder Claim, or on the basis that the matter in question is not properly subject to indemnification hereunder. Such Parent Objection Notice shall include the basis, with reasonable specificity, of Parent’s objection.

(b) During the thirty (30) day period following receipt of a Parent Objection Notice, the Stockholder Representative and Parent in good faith shall attempt to reach agreement in writing on an amount due (or that no amount is due) with respect to the Damages asserted in the Stockholder Claim Notice and denied in Parent Objection Notice. If such agreement is reached, Parent or Merger Sub shall promptly deliver to the Indemnified Party or Parties by check or wire transfer funds in the amount agreed upon.

(c) In the event that Parent and the Stockholder Representative cannot come to agreement on the amount, if any due, with respect to a Stockholder Claim within the thirty (30) day period described above, then either Parent or the Stockholder Representative may submit the dispute to binding arbitration in San Francisco, California, pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association. The Stockholders and Parent shall each bear their respective costs and expenses of any such arbitration, provided that the arbitrator shall be entitled to award costs and reasonable attorneys’ fees along with specific performance or injunctive relief. The arbitration provided hereunder shall be the exclusive means of resolving any dispute relating to a Stockholder Claim and shall be binding on all parties.

2.4 Third Party Claims; Defense of Claims.

(a) If any Action or Proceeding is filed or initiated against the Stockholders or their respective directors, officers, employees, consultants, stockholders or agents alleging or asserting any claim that is subject to indemnification pursuant to Section 2.1, then the Stockholder Representative shall provide Parent with written notice thereof as promptly as practicable (and in any event within ten (10) Business Days after the service of the citation or summons); provided, however, that a delay or failure of the Stockholder Representative to give timely notice shall not affect the rights of Stockholders hereunder, except to the extent, and only to the extent, that Parent’s ability to defend against such Action or Proceeding is limited or prejudiced by such failure or delay. Any such notice shall state (with reasonable specificity and to the extent known) the nature of the claim and the amount of Damages and shall provide copies of all relevant pleadings, demands and other papers being served in connection with such claim. After such notice, Parent may, if it so elects, take control of the defense and investigation of such Action or Proceeding and employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the Stockholder Representative, at the sole cost, risk and expense of Parent, and compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the Stockholder Representative, such consent not to be unreasonably withheld. If Parent fails to assume the defense of such Action or Proceeding within thirty (30) days after receipt of notice thereof pursuant to this Section 2.4, the Stockholder Representative will (upon delivering notice to such effect to Parent) have the right to undertake the defense, compromise or settlement of such Action or Proceeding, with full right of indemnification for any Damages arising under or relating thereto; provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of Parent, which consent shall not be unreasonably withheld. In the event the Stockholder Representative assumes defense of the Action or Proceeding, the Stockholder Representative will keep Parent reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, Parent on any such defense, compromise or settlement.

(b) The Stockholder Representative shall cooperate in all reasonable respects with Parent and its attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the Stockholder Representative may participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. Any legal fees incurred by the Stockholder Representative with respect an Action or Proceeding incurred after Parent elects to take control of the defense and investigation of such Action or Proceeding shall not be considered “Damages” for the purpose determining that amount of indemnification hereunder.

2.5 Knowledge. Each Stockholder’s right to indemnification under Section 2.1 of this Stockholder’s Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Stockholders Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation by Parent or Merger Sub.

ARTICLE III

RIGHT OF OFFSET AND INDEMNIFICATION

3.1 Right of Offset, Indemnification.

(a) Subject to Sections 3.1(b) and 3.1(e) below, from and after the Effective Time Parent shall have the right to reduce (“Offset”) the Phase III Consideration payable under Section 9.2 of the Merger Agreement by the amount of any and all Damages incurred by Parent or Merger Sub to the extent caused by, resulting from, arising from or relating to:

(i) any breach of any representation or warranty made by the Company in the Merger Agreement or in any certificate delivered by the Company pursuant to or in connection with the Merger Agreement; or

(ii) the breach or failure by the Company to perform any covenant or obligation of the Company contained in the Merger Agreement.

Except with respect to claims, liabilities, losses, damages, costs and expenses arising out of fraud or intentional misrepresentation, this Stockholders Agreement shall constitute the sole and exclusive remedy for all claims, liabilities, losses, damages, costs and expenses that are caused by, result from, arise from or relate to clauses (i) and (ii) above.

(b) The right of Parent to Offset shall be subject to the following limitations:

(i) Parent shall not be entitled to Offset with respect to the breach of a representation or warranty by the Company unless a claim has been asserted by a Parent Claim Notice (as defined below) delivered to the Stockholder Representative on or prior to end of the survival period of the applicable representation or warranty, as set forth in Section 8.1 of the Merger Agreement; and

(ii) Notwithstanding anything to the contrary herein contained, Parent shall not be entitled to Offset with respect to any Damages until such time as the Damages asserted by Parent or Merger Sub in the aggregate exceed $25,000 (the “Threshold”), at which time all Damages shall be subject to Offset (except as limited by the other provisions of this Stockholder Agreement).

(c) Each Stockholder shall, individually and not jointly, indemnify, defend and hold harmless Parent and Merger Sub for any Damages incurred by Parent and

Merger Sub that are caused by, result from, arise from or relate to any breach of any representation or warranty made by such Stockholder in Section 1 of this Stockholders Agreement. If Parent believes it has a claim for indemnification from a Stockholder (an “Indemnifying Stockholder”) pursuant to this Section 3.1(c), it shall provide written notice of the claim to the Indemnifying Stockholder. Any such claims shall be resolved as set forth in Sections 3.2, 3.3, and 3.4, mutatis mutandis, with the Indemnifying Stockholder being fully responsible for resolving the claim rather than the Stockholder Representative. During the pendency of a claim pursuant to this Section 3.1(c) against an Indemnifying Stockholder, Parent shall have the right to withhold from any amounts otherwise payable to such Indemnifying Stockholder pursuant to Section 9.2 of the Merger Agreement the amount of such claim. Subject to the limitations of Section 3.1(e), to the extent a claim is resolved in favor of Parent, Parent shall have the right to reduce the amount payable to the Indemnifying Stockholder pursuant to Section 9.2 or, if the Phase III consideration has been issued and paid, receive payment from the Indemnifying Stockholder.

(d) Each Stockholder shall, individually and not jointly, indemnify, defend and hold harmless Parent and Merger Sub for any Damages incurred by Parent and Merger Sub that are caused by, result from, arise from or relate to any breach of any representation or warranty made by the Company in Sections 3.1, 3.2, 3.3, 3.19 or 3.22 of the Merger Agreement, but only if Parent cannot then Offset such Damages due to the fact that the Phase III Consideration has then been issued and paid pursuant to Section 9.2 of the Merger Agreement. If Parent believes it has a claim for indemnification from an Indemnifying Stockholder pursuant to this Section 3.1(d), it shall provide written notice of the claim to the Indemnifying Stockholder which claim must be made on or prior to the end of the applicable survival period of the applicable representation or warranty as set forth in Section 8.1 of the Merger Agreement. Any such claims shall be resolved as set forth in Sections 3.2, 3.3, and 3.4, mutatis mutandis, with the Indemnifying Stockholder being fully responsible for resolving the claim rather than the Stockholder Representative. Subject to the limitations of Section 3.1(e), to the extent a claim is resolved in favor of Parent, Parent shall have the right to receive payment from the Indemnifying Stockholder consistent with the arbitrator’s award. With respect to claims made pursuant to this Section 3.1(d), any Indemnifying Stockholder shall have the right to join any other Stockholder in the arbitration proceeding and each Stockholder hereby consents to such joinder in any such arbitration proceeding. Each Stockholder agrees to contribute to the Damage awarded against any other Stockholder in proportion to that percentage of the Damages equal to the Stockholder’s percentage ownership of the Company immediately prior to Closing on an as-converted to Common Stock basis and taking into account any other relevant equitable considerations.

(e) Notwithstanding anything to the contrary herein contained, Parent’s rights of Offset under Section 3.1(a) and indemnification under Sections 3.1(c) and 3.1(d) shall together be limited to the total amount of Phase III Consideration otherwise issuable and payable (in the case of Offset), or actually issued and paid (in the case of indemnification) pursuant to Section 9.2 of the Merger Agreement, and Parent’s right of indemnification with respect to any given Stockholder under Section 3.1(c) and 3.1(d) shall together be limited to withholding that portion of the Phase III Consideration that would otherwise be issued or payable to such Stockholder (in the case of Offset) or that was actually issued and paid to such Stockholder (in the case of indemnification) pursuant to Section 9.2 of the Merger Agreement;

provided, however, that the limitations contained in this Section 3.1(e) shall not apply to any claims, liabilities, losses, damages, costs, expenses and other Damages to the extent that they are a result of fraud or intentional misrepresentation by the Company or a Stockholder.

(f) For all purposes hereunder, including for purposes of determining the number of Phase III Shares that may be Offset under Section 3.1(a) and for determining the maximum indemnification liability of the Stockholders under Sections 3.1(c) and 3.1(d), the Phase III Shares shall be valued at the Trading Value. An Offset or indemnification claim shall be applied proportionately against the Phase III Shares and the Phase III Cash based on the aggregate value of each.

3.2 Claims. In the event that, and from time to time as, Parent determines that Parent has a right to make an Offset or seek indemnification pursuant to Section 3.1 (a “Parent Claim”), it shall provide a notice to the Stockholder Representative (a “Parent Claim Notice”) of such Parent Claim (whether liquidated or unliquidated), stating the amount of Damages relating thereto and a detailed description of the facts upon which Parent Claim is based. Unless the Stockholder Representative disputes the Parent Claim as described in Section 3.3 below, Parent shall have the right to Offset the amount of a Parent Claim, and, in any case, Parent shall have the right to Offset the Parent Claim to the extent it is not disputed.

3.3 Dispute of Claim.

(a) The Stockholder Representative shall have the right to dispute, in whole or in part, any Parent Claim within thirty (30) Business Days after delivery to the Stockholder Representative of a Parent Claim Notice. Such dispute shall be made by delivering within such period to Parent a notice (a “Stockholder Objection Notice”) that the Stockholder Representative disputes, in whole or in part, the matters set forth in a Parent Claim Notice either with respect to the validity or the amount of the Parent Claim, or on the basis that the matter in question is not properly subject to Offset hereunder. Such Stockholder Objection Notice shall include the basis, with reasonable specificity, of the Stockholder Representative’s objection.

(b) During the thirty (30) day period following receipt of a Stockholder Objection Notice, the Stockholder Representative and Parent in good faith shall attempt to reach agreement in writing on the amount to be Offset or the amount for which Parent is entitled to indemnification, as applicable (or that no Offset is due or indemnity allowed) with respect to the Damages asserted in the Parent Claim Notice and denied in the Stockholder Objection Notice. If such agreement is reached, Parent shall have the right to Offset or indemnification, as applicable, for the agreed upon amount.

(c) In the event that Parent and the Stockholder Representative cannot come agreement on the amount, if any, subject to Offset or indemnification with respect to a Parent Claim within the thirty (30) day period described above, then either Parent or the Stockholder Representative shall submit the dispute to binding arbitration in San Francisco, California, pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association (“AAA”). One arbitrator mutually selected by Parent and the Stockholder Representative shall hear such dispute or, if the parties are unable to mutually agree upon an arbitrator, one shall be appointed in accordance with AAA rules. The Stockholders and Parent shall each bear their respective costs and expenses of any such arbitration, provided that the arbitrator shall be entitled to award costs and reasonable attorneys’ fees to the prevailing party along with specific performance or injunctive relief. The arbitration provided hereunder shall be the exclusive means of resolving any dispute relating to a Parent Claim and shall be binding on all parties.

3.4 Third Party Claims; Defense of Claims.

(a) If any Action or Proceeding is filed or initiated against Parent, the Surviving Corporation or their respective directors, officers, employees, consultants, stockholders or agents alleging or asserting any claim that is subject to Offset or indemnification pursuant to Section 3.1, then Parent shall provide the Stockholder Representative with written notice thereof as promptly as practicable (and in any event within ten (10) Business Days after the service of the citation or summons); provided, however, that a delay or failure of Parent to give timely notice shall not affect Parent’s right of Offset or the Stockholders obligations to indemnify Parent under Section 3.1, except to the extent, and only to the extent, that the Stockholder Representative’s ability to defend against such Action or Proceeding is limited or prejudiced by such failure or delay. Any such notice shall state (with reasonable specificity and to the extent known) the nature of the claim and the amount of Damages and shall provide copies of all relevant pleadings, demands and other papers being served in connection with such claim. After such notice, the Stockholder Representative may, if it so elects, take control of the defense and investigation of such Action or Proceeding and employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to Parent, at the sole cost, risk and expense of the Stockholder Representative, and compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of Parent, such consent not to be unreasonably withheld. If the Stockholder Representative fails to assume the defense of such Action or Proceeding within thirty (30) days after receipt of notice thereof pursuant to this Section 3.4, Parent will (upon delivering notice to such effect to the Stockholder Representative) have the right to undertake the defense, compromise or settlement of such Action or Proceeding, with full right of Offset or indemnity, as applicable, for any Damages arising under or relating thereto; provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the Stockholder Representative, which consent shall not be unreasonably withheld. In the event Parent assumes defense of the Action or Proceeding, Parent will keep the Stockholder Representative reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the Stockholder Representative on any such defense, compromise or settlement.

(b) Parent shall cooperate in all reasonable respects with the Stockholder Representative and its attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that Parent may participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. Any legal fees incurred by Parent with respect an Action or Proceeding incurred after the Stockholder Representative elects to take control of the defense and investigation of such Action or Proceeding shall not be considered “Damages” for the purpose determining the amount Parent has the right to Offset or indemnity hereunder.

3.5 Knowledge. Parent’s right to Offset or indemnification under Section 3 of this Stockholder’s Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Stockholders Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation by the Company or the Stockholders, as applicable.

ARTICLE IV

STOCKHOLDER REPRESENTATIVE

4.1 Appointment Stockholder Representative. For purposes of Article II and the Offset provisions in Article III, Biotechnology Value Fund LP shall be appointed to serve as the Stockholder Representative. The Stockholder Representative shall not have any power or authority to represent any Stockholder in connection with indemnification claims under Article III. The execution of this Stockholders Agreement by a Stockholder shall constitute the following actions binding upon such Stockholder:

(a) the irrevocable authorization, direction and appointment of the Stockholder Representative as the sole and exclusive agent, attorney-in-fact and representative of each Stockholder and such Person’s heirs, representatives and successors;

(b) the approval and authorization for all of the arrangements relating thereto, including the Stockholder Representative’s performance of its obligations under this Stockholders Agreement including, without limitation, taking any and all actions, incurring any costs and expenses for the account of the Stockholders and making any and all determinations that may be required or permitted to be taken by the Stockholder Representative or the Stockholders and the exercise of such rights, power and authority as are incidental to the foregoing;

(c) the irrevocable relinquishment of the right of such Stockholder to act independently and other than through the Stockholder Representative with respect to the foregoing, any such rights being irrevocably and exclusively delegated to the Stockholder Representative. Without limiting the generality of the foregoing, any notice hereunder delivered to Parent, other than through the Stockholder Representative, shall be of no effect, and each notice delivered by a Parent to the Stockholder Representative shall be effective as against each Stockholder.

(d) The original Stockholder Representative shall indicate by execution of this Stockholders Agreement his acceptance of such appointment and his agreement to be bound by the terms of this Stockholders Agreement as they relate to the Stockholder Representative and the duties and responsibilities thereof by executing this Stockholders Agreement for such limited purpose in the space provided on the signature pages hereof.

(e) Any actions, exercises of rights, power or authority and any decisions or determinations made by the Stockholder Representative shall be absolutely and irrevocably binding on each Stockholder as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person’s individual capacity.

4.2 Authority of Stockholder Representative; Successors and Assigns.

(a) The Stockholder Representative shall have full power and authority to represent the Stockholders, and their successors and assigns, within the scope of his appointment pursuant to this Stockholders Agreement, and all action taken by the Stockholder Representative hereunder shall be binding upon the Stockholders, and their successors and assigns, as if expressly confirmed and ratified in writing by each of them. The appointment of the Stockholder Representative under this Stockholders Agreement shall survive the death, incapacity or any assignment of rights or assets of any such Stockholder. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority on behalf of the Stockholders to (i) interpret all of the terms and provisions of this Stockholders Agreement and the Merger Agreement (ii) compromise or settle any claims asserted under this Stockholders Agreement that Parent may assert as an Offset against payment of the Phase III Consideration; and (iii) pursue and settle any claims for indemnification pursuant to Section 2 of this Stockholders Agreement.

(b) The Stockholder Representative may resign at any time by submitting a written resignation to Parent. In the event of the death, physical or mental incapacity or resignation of the Stockholder Representative, a successor Stockholder Representative shall be elected by a majority vote of the Stockholders, with each such holder (or his successor or assign) to be given a vote equal to the number of shares of Company Stock held by such holder immediately prior to the Effective Time pursuant to a procedure to be mutually agreed upon among such holders. The Stockholders shall then deliver to Parent prompt written notice of such election of a successor Stockholder Representative. Pending the election of a successor Stockholder Representative, such holder holding the largest number of shares of Company Stock (excluding the former Stockholder Representative) shall act as the interim Stockholder Representative. Each interim and successor Stockholder Representative shall have all the power, authority, rights and privileges conferred by this Stockholders Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein shall be deemed to include any interim or successor Stockholder Representative. Any successor Stockholder Representative shall indicate in writing his/her acceptance of such appointment and his agreement to be bound by the terms of this Stockholders Agreement applicable to the Stockholder Representative.

4.3 Duties of Stockholder Representative. In consideration of the acceptance by the Stockholder Representative of its duties hereunder, it is agreed by all parties that:

(a) The Stockholder Representative’s duties and responsibilities shall be limited to those expressly set forth in this Stockholder Agreement, and it shall not be subject to, or obliged to recognize, any other agreement between the parties hereto even though reference thereto may be made herein.

(b) The Stockholder Representative is authorized, in its reasonable discretion, to disregard any and all notices or instructions given by any of the Stockholders or by any other person, firm or corporation, except only (i) such notices or instructions as are herein specifically provided for, and (ii) orders or process of any court with jurisdiction.

(c) The Stockholder Representative shall not be personally liable for any act taken or omitted hereunder if taken or omitted by it in good faith. In taking any action whatsoever hereunder, the Stockholder Representative shall be fully protected in relying upon any written notice, paper, demand, certificate or other document reasonably believed by it in good faith to be genuine, or upon any evidence reasonably deemed by it to be sufficient. The Stockholder Representative may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Stockholder Representative may perform any of its duties hereunder either directly or by or through agents or attorneys. The Stockholder Representative shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents now or hereafter deposited hereunder, nor shall it be responsible or liable in any respect on account of the identity, authority or rights of the persons executing and delivering or purporting to execute or deliver any such document. In no event shall the Stockholder Representative be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Stockholder Representative has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d) If the Stockholder Representative believes it to be reasonably necessary to consult with counsel or other advisors concerning any of its duties in connection with this Stockholder Agreement, or in case it becomes involved in litigation on account of being the Stockholder Representative hereunder, then the Stockholder Representative’s costs, expenses, and reasonable attorneys’ fees shall be reimbursed by the Stockholders (on a proportionate basis).

ARTICLE V

GENERAL

5.1 Amendments. To the fullest extent permitted by law, this Stockholders Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing signed by Parent and the Stockholder Representative.

5.2 Integration. Except for the Merger Agreement and the other documents to be executed in connection therewith, this Stockholders Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

5.3 Survival. The representations and warranties of the Stockholders contained herein shall survive the Closing of the Merger and the transactions contemplated thereby.

5.4 Termination. This Stockholders Agreement shall terminate automatically upon the termination of the Merger Agreement in accordance with its terms. Upon such termination of this Stockholders Agreement, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

5.5 No Assignment. Neither this Stockholders Agreement nor any rights, duties or obligations hereunder shall be assignable in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

5.6 Headings. The descriptive headings of the several Articles and Sections of this Stockholders Agreement are inserted for convenience only and do not constitute a part of this Stockholders Agreement.

5.7 Counterparts. This Stockholders Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

5.8 Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested, or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to the Stockholders, to the addresses for such Stockholders set forth on the signature pages hereto.

If to the Stockholder Representative, to:

Biotechnology Value Fund

One Sansome Street, 31st Floor

San Francisco, CA 94104

Attn: Mark Lampert

With copies (which shall not constitute notice) to:

Kirkpatrick & Lockhart LLP

4 Embarcadero Center, 10th Floor

San Francisco, CA 94110

Fascimile No.: 415-249-1001

Attn: Jonathan Joseph

If to Parent or Merger Sub:

Neurobiological Technologies, Inc.

3260 Blume Drive, Suite 500

Richmond, CA 94806

Facsimile No.: (510) 262-0204

Attention: Chief Executive Officer

with copies (which shall not constitute notice) to:

Heller Ehrman White & McAuliffe LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, CA 92121

Facsimile No.: (858) 450-8499

Attention: Stephen C. Ferruolo

or at such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 5.8. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, on the first Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

5.9 Governing Law; Jurisdiction. This Stockholders Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in such State. The parties hereto agree that the enforcement of any arbitration decision pursuant to Article II or III and any other Actions or Proceedings arising in connection with this Stockholder’s Agreement shall be initiated and tried exclusively in the Federal courts located in the City and County of San Francisco, State of California as described in Section 10.7 of the Merger Agreement. Nothing in this Stockholders Agreement shall limit the right of any party to seek or obtain injunctive relief or specific performance in any court of competent jurisdiction.

5.10 Severability and the Like. If any provision of this Stockholders Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Stockholders Agreement, but this Stockholders Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.11 Waiver of Breach. Any failure or delay in enforcing any provision of this Stockholders Agreement shall not operate as a waiver thereof. The waiver of a breach of any provision of this Stockholders Agreement by either party shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

5.12 Registration Rights.

(a) Parent will use commercially reasonable efforts to prepare and file a “shelf” registration statement registering the Stock Consideration for resale on a continuous basis pursuant to Rule 415 under the Securities Act on or prior to the earlier of: (a) the achievement of the Contingent Payment Trigger (as defined in Section 9.2 of the Merger Agreement) or (b) 90 days from the Closing Date (such date, the “Required Filing Date”). The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Stock

Consideration on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith as the Purchasers may consent). Parent will use Reasonable Commercial Efforts to cause the Registration Statement to be declared effective as promptly as practicable after the filing thereof, and in any event within 60 days from the Required Filing Date if the SEC has notified Parent that it will not review such registration statement, or otherwise within 90 days from the Required Filing Date. Parent will keep such registration statement continuously effective until the fifth anniversary of the Closing Date provided that Parent need not maintain the effectiveness of such registration statement after the second anniversary of the Closing Date if all Stockholders may sell all shares of Stock Consideration then held by them pursuant to Rule 144(k) under the Securities Act.

(b) Except as set forth below, if, after the Effective Time and before Parent has filed the registration statement referred to in Section 5.12(a), Parent files a registration statement under the Securities Act (other than a registration statement on Form S-4 or S-8 or any successor or similar forms) registering an offering of Common Stock for cash consideration on any form that also would permit the registration of the Stock Consideration and any shares of common stock that may be issued or distributed with respect to, or in exchange for, the Stock Consideration (the “Registrable Securities”), and such filing is to be on its behalf and/or on behalf of selling holders of Parent’s securities, then Parent shall each such time promptly give the Stockholder Representative written notice of its intent to make such filing, setting forth the date on which Parent proposes to file such registration statement, and advising the Stockholder Representative of the right of the Stockholders to have their Registrable Securities included in such registration. Parent will select the managing underwriter or placement agent and all other underwriters, if any, in any offering pursuant to this Section 5.12(b). Upon the written request of the Stockholder Representative received by Parent no later than five (5) days after the date of Parent’s notice, Parent shall use commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities held by the Stockholders that the Stockholder Representative has so requested to be registered; provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, Parent shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, Parent may, at its election, give written notice of such determination to the Stockholder Representative and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. If, in the written opinion of the managing underwriter or placement agent (if any), the total amount of such securities to be so registered, including such Registrable Securities, will exceed the maximum amount of Parent’s securities that can be marketed either: (a) at a price reasonably related to the then current market value of such securities, or (b) without otherwise adversely affecting the offering, then Parent shall include in such registration: first, all the securities Parent proposes to sell for its own account and securities that Parent is required to so register on behalf of any third party; and second, all Registrable Securities requested to be included in such registration by the Stockholder Representative pursuant to this Section 5.12(b) and all shares of Parent Common Stock requested to be included by third parties exercising registration rights similar to those granted in this Section 5.12(b), up to the number of shares, if any, that Parent has been advised can be sold in such offering without having either of the adverse effects referred to above; provided that in no event shall the number of shares of Registrable Securities to be included in the registration be reduced below 20% of the total number of shares included in such registration. The number of such Registrable Securities requested to be included in such registration by the Stockholders pursuant to this Section 5.12(b) shall be limited to such extent and shall be allocated pro rata among the Stockholders and third parties exercising rights similar to those granted in this Section 5.12(b) on the basis of the relative number of Registrable Securities the participating Stockholders have requested to be included in such registration and the number of shares of Common Stock requested to be included in such registration by such third parties.

(c) Whenever the Parent has filed a registration statement pursuant to Section 5.12 that registers Registrable Securities under the Securities Act, the Parent will:

(i) furnish the participating Stockholders (each, a “Selling Stockholder”) with a reasonable number of copies of the Registration Statement and any Prospectus included therein (including each preliminary Prospectus and any amendments or supplements thereto (including all exhibits and documents incorporated by reference) in conformity with the requirements of the Securities Act);

(ii) use commercially reasonable efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions within the United States as the Stockholder Representative shall request for the distribution of the Registrable Securities covered by the Registration Statement; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (ii) be obligated to do so;

(iii) promptly notify each Selling Stockholder (1) when such Registration Statement, amendment, supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (2) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose, or (3) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv) otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than eighteen months after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve months beginning with the first full month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

(v) use commercially reasonable efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Parent Common Stock is then listed.

(vi) Cooperate with the Stockholders to facilitate the timely preparation and delivery of certificates representing Stock Consideration to be delivered to a transferee pursuant to a registration statement, which certificates shall be free, to the extent permitted by the Merger Agreement and applicable law, of all restrictive legends, and to enable such shares to be in such denominations and registered in such names as any such purchasers may reasonably request.

(vii) Prepare such amendments to the registration statement described in Section 5.12(a) or supplements to prospectus related thereto and file any other required document so that, as thereafter delivered, neither the registration statement nor such prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(viii) Comply with all applicable rules and regulations of the SEC.

(d) It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 5.12 that each Selling Stockholder shall furnish to Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as Parent shall reasonably request and as shall be required in connection with the action to be taken by Parent.

(e) All expenses other than underwriting discounts and commissions incurred by Parent in connection with registrations, filings or qualifications of Stock Consideration pursuant to this Section 5.12, including without limitation all registration, filing and qualification fees, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the NASD or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or Blue Sky laws, shall be borne by the Parent. The Selling Stockholders shall bear and pay any expenses or fees incurred by them, including legal fees, as well as the underwriting commissions and discounts applicable to the Stock Consideration offered for their account in connection with any regulations, filings and qualifications made pursuant to this Section 5.12.

(f) In connection with any underwritten offering, Parent shall not be required under this Section 5.12 to include any Stockholder’s Registrable Securities in such underwritten offering unless such Stockholder accepts the terms of the underwriting of such offering that have been reasonably agreed upon between Parent and the underwriter(s) selected by Parent.

(g) The Parent agrees to indemnify and hold harmless each Selling Stockholder (and each person, if any, who controls the Selling Stockholder within the meaning of Section 15 of the Securities Act, each officer of the Selling Stockholder and each director of the Selling Stockholder) from and against any losses, claims, damages or liabilities to which the Selling Stockholder (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any “Untrue Statement” (defined below), and the Parent will reimburse the Selling Stockholder promptly as incurred for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, provided, however, that the Parent shall not be liable in any such case to the extent that such loss, claim, damage or liability (A) arises out of, or is based upon, an Untrue Statement made in conformity with written information furnished to the Parent by the Selling Stockholder specifically for use in preparation of the Registration Statement or Prospectus (which has not been subsequently corrected or supplemented), (B) results directly from the failure of the Selling Stockholder to comply with its covenants and agreements contained in Section 5.12 hereof respecting sale of the Stock Consideration, or (C) arises out of any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Selling Stockholder prior to the pertinent sale or sales by the Selling Stockholder. For purposes of this Section 5.12, the term “Untrue Statement” shall, with respect to any Registration Statement, include any untrue statement of a material fact contained in the related Registration Statement, or any omission in the related Registration Statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, and, with respect to any Prospectus, include any untrue statement of a material fact contained in the related Prospectus, or any omission in the related Prospectus of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) Each Selling Stockholder, individually and not jointly, agrees to indemnify and hold harmless Parent (and each person, if any, who controls Parent within the meaning of Section 15 of the Securities Act, each officer of Parent and each director of Parent) from and against any losses, claims, damages or liabilities to which Parent (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Untrue Statement if such Untrue Statement was made in conformity with written information furnished by the Selling Stockholder specifically for use in preparation of the Registration Statement or Prospectus, and the Selling Stockholder will reimburse Parent promptly as incurred for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, provided, however, that the Selling Stockholder need not indemnify any of the aforementioned indemnitees for such losses, claims, damages or liabilities arising from any statement or omission in any Prospectus that is corrected in any subsequent Prospectus if the subsequent Prospectus was furnished to the person or entity asserting the loss, claim, damage or liability prior to the pertinent transaction or transactions. Notwithstanding the foregoing, in no event shall the liability of any Selling Stockholder under this Section 5.12(h) exceed the amount of the net proceeds received by such Selling Stockholder upon the sale of the shares giving rise to such indemnification obligation.

(i) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to Sections 5.12(g) or 5.12(h), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action (and in any event within ten (10) Business Dates after the service of the citation or summons), provided, however, that a delay or failure of the indemnified person to give timely notice shall not affect the indemnifying party’s obligations under Sections 5.12(g) or 5.12(h), except to the extent of any damages or expenses suffered by the indemnifying person which were caused by such delay. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

(j) If the indemnification provided for in Sections 5.12(g) or 5.12(h) is unavailable to or insufficient to hold harmless an indemnified party as contemplated in such sections, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of Parent on the one hand and the Selling Stockholder on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an Untrue Statement, whether the Untrue Statement relates to information supplied by Parent on the one hand or the Selling Stockholder on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Untrue Statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.13 Limitations on Short Sales. Each Stockholder shall not enter into any Short Sales (as hereinafter defined) (or shall not cause or induce any of its affiliates (as defined in Rule 501 of the Securities Act) to enter into any Short Sales) from the period commencing on the Closing Date and ending one year from the Closing Date. For purposes of this Section 5.13, a “Short Sale” by a Stockholder shall mean a sale of Parent Common Stock by a Stockholder that is marked as a short sale and that is made at a time when there is no equivalent offsetting long position in Parent Common Stock held by such Stockholder. Additionally, each Stockholder has been advised of the SEC’s position regarding short sales of unregistered securities set forth in Interpretation A.65 in the SEC’s Manual of Publicly Available Telephone Interpretations and agrees to comply with same.

IN WITNESS WHEREOF, the parties hereto have duly executed this Stockholders Agreement as of the day and year first above written.

PARENT:

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Paul E. Freiman
Name:	Paul E. Freiman
Title:	Chief Executive Officer

MERGER SUB:

EMPIRE ACQUISITION CORP.

By:	/s/ Paul E. Freiman
Name:	Paul E. Freiman
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

By:	/s/ Mark Lampert
Name:	Mark Lampert
Title:	President